Exhibit 4.4(e)


              AMENDMENT

               TO THE

       MILLENNIUM CHEMICALS INC.

    SALARY AND BONUS DEFERRAL PLAN


	WHEREAS, Millennium Chemicals Inc. (the
"Company") adopted the Millennium Chemicals Inc.
Salary and Bonus Deferral Plan (the "Plan") for the benefit of certain of its employees effective as of October 8, 1996;

	WHEREAS, pursuant to Section 5.1 of the
Plan, the Board of Directors of the Company (the
"Board") may wholly or partially amend or modify the Plan; and

	WHEREAS, the Board desires to amend the
Plan;

	NOW, THEREFORE, the Plan is amended as
follows:

	Section 3.1 Deferred Salary Election

	Amend paragraph 3.1(a) to add a new sentence to read as follows:

"Effective January 1, 2003 no future
Deferred Salary Elections shall be permitted to be made under this Plan."

Section 3.2 Deferred Bonus Election

Amend paragraph 3.2(a) to add a new sentence to read as follows:

"Effective January 1, 2003 no future
Deferred Bonus Elections shall be permitted to be made under this Plan and any such election for a bonus to be paid in respect of calendar year 2003 shall be deemed cancelled.

Section 3.4 Additional Deferral Election

Amend paragraph 3.4(a) to add a new sentence to read as follows:

"Effective January 1, 2003 no further
Additional Deferral Elections shall be permitted to be made under this Plan."



IN WITNESS WHEREOF, this amendment has been executed this 31st day of December 2002.




		         Millennium Chemicals Inc.


			 /s/ Myra J. Perkinson
                         ---------------------
                         Myra J. Perkins
                         Senior Vice President
                         Human Resources and
                         Administration